                                                             Exhibit 1(A3)(biv)

                        SPECIAL AGENT'S CAREER AGREEMENT


This Agreement is effective _______________ by and between Provident Mutual Life Insurance Company, hereinafter called the Company, and ________________________ hereinafter called the Career Agent.

IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS LISTED BELOW, THE PARTIES AGREE AS FOLLOWS:

1.   OBLIGATION OF THE CAREER AGENT

     The Career Agent's Obligations shall be:

     (a) To solicit and procure applications on a full time basis for all types of insurance and annuities issued or marketed by the Company. All such applications shall be forwarded promptly to the Company, whether the same are reported upon favorably or otherwise by the local medical or paramedical examiner.

     (b) To solicit and procure applications for insurance policies and contracts written by subsidiary companies of the Company, provided the Career Agent is authorized and properly licensed.

     (c) To hold all moneys received or collected on behalf of the Company in trust and immediately remit them to the Company without deduction.

     (d) To provide service incidental to maintaining the policies or contracts of the Company.

     (e) To conform to and observe all applicable federal or state statutes or rules or regulations pertaining to insurance or insurance agents.

     (f) To conform to and observe all Company rules, policies and directives now in effect and as they may be revised from time to time.

2.   LIMITATION OF AUTHORITY

     The Career Agent is not authorized to do, and agrees not to do nor attempt to do, any of the following:

     (a) Accept risks or contracts of any kind or bind the Company in any way.

     (b) Make, alter, or discharge any insurance or other contract; or extend the time for paying a premium; or waive forfeitures.

     (c) Incur any debt, obligation or liability for which the Company is responsible.

     (d)    Initiate or respond to legal proceedings in the Company's name.

     (e) Market or solicit policies or contracts, directly or indirectly, where the Career Agent and the Company are not properly licensed.

     (f) Pay any rebate of premium either directly or indirectly, or provide any other inducement not specified in the policy, to any person as an inducement to purchase any policy.

     (g) Issue or use any sales material or advertisement, of any form whatsoever, other than those supplied by the Company or with the Company's written approval.

     (h)    Violate applicable replacement statutes or regulations.

     (i) Be a full time agent, exclusive territorial representative, field supervisor, manager, or regional manager of any other insurance company.

     (j) Induce or attempt to induce any policyholder to withdraw values from existing policies or relinquish policies with the Company for the purpose of entering into any non-Company transaction that will result in compensation, directly or indirectly, to the Career Agent.

3.   RELATIONSHIP


     (a) In performing his or her duties under this Agreement, the Career Agent shall act as an independent contractor and not as an employee of the Company.

     (b) The Career Agent agrees to be governed in the performance of his or her duties by the terms and conditions of this Agreement, and by the rules established by the Company. While an independent contractor, the Career Agent reserves the right to exercise independent judgment in marketing the Company's policies, including the choice of time, place and manner of sale. No other provision of this Agreement nor any rule of the Company shall be construed to abridge this right or create the relationship of employer or employee.

4.   COMMISSIONS AND FEES

     (a) Commissions and fees on premiums covering insurance policies and annuity contracts produced by the Career Agent and issued by the Company during the continuance of this Agreement, when and as said premiums become due and are actually paid in cash to the Company, shall be paid to the Career Agent in accordance with and subject to all of the terms and conditions of the commission schedules and Supplement attached hereto, and as they may be changed from time to time. It is expressly recognized and agreed that the Company may unilaterally amend, modify or change the commission schedules and the Supplement in any manner at any time in the future provided, however, that any such amendments, modifications or changes in commissions or fees shall apply only to policies or contracts issued by the Company after the effective date of such change.

     (b) Any commissions or fees which may become payable after the death of the Career Agent shall be paid to the executors, administrators or assigns of the Career Agent.

     (c) Upon termination of this Agreement, no further commissions or fees shall be paid except as may be expressly provided herein; however, if this Agreement is terminated and if immediately following such termination the Career Agent enters into a new Special Agent's Career Agreement with the Company, or if the Career Agent shall become an employee of the Company, then the new career agreement or employment will be considered a continuation of the career service period solely for the purpose of determining the commissions and fees payable under this Agreement.

     (d) To the extent permitted by law, the Company may discharge its obligation under this Agreement to pay compensation due after its termination by payment of the commuted value, if under $3,000, of such compensation at any time after the termination of this Agreement. The commuted value will be equivalent to the sum of commissions and fees due, or which would become due, calculated by the Company on the basis of mortality, lapse, and interest rates deemed appropriate by the Company.

5.   COMMISSION AND FEE EXCEPTIONS

     (a) Any commissions or fees payable to the Career Agent on premiums on group insurance policies or group annuity contracts (including wholesale and franchise coverage) shall be calculated and paid in accordance with separate written agreements between the Career Agent and the Company and shall be at such rates and subject to such terms and conditions as may be fixed by the Company from time to time.

     (b) Commissions and fees on any policy for which rates and conditions are not specified in the applicable commission schedules shall be as determined by the Company.

     (c) No commissions or fees shall be paid to the Career Agent upon any premium, or portion thereof, payment of which is waived in accordance with the provisions contained in the policy because of the disability of the insured or applicant, or the death of the applicant.

     (d) If a policy issued under this Agreement replaces, in whole or in part, a policy previously issued by this Company or its subsidiaries, the Company shall have the right to determine what, if any, commissions or fees shall be allowed.

     (e) If a policy is changed to a different kind or amount, or if its date is changed, the Company shall have the right to determine what, if any, commissions or fees shall be allowed or recovered.

     (f) Commissions and fees, if any, on the conversion of any policy or coverage shall be as determined by the Company.

     (g) Commissions and fees, if any, on policies issued on a modified underwriting, guaranteed issue, salary savings basis, for less than the published minimum amount or greater than the published maximum age, or where classification is other than standard, shall be as determined by the Company.

     (h) If the Company shall return all, or any portion, of any premiums on a policy or contract paid for under this or any previous Agreements, for any reason whatsoever, the Company shall have the right to deduct all or part of the commissions and fees received by the Career Agent on such premiums from any commissions and fees thereafter due and payable to the Career Agent without limitation to any other rights of the Company, including the right to demand immediate repayment from the Career Agent. Any amount remaining unpaid shall be an indebtedness to the Company.

6.   INDEBTEDNESS


     Any indebtedness due the Company from the Career Agent shall be a first lien on all commissions and fees payable to the Career Agent under this Agreement, until the amount of such indebtedness is fully paid, without limitation to any other rights of the Company both prior to and after termination of this Agreement to recover such indebtedness.

     This provision shall not be construed in any way to limit the amount of any indebtedness of the Career Agent to the value of the commissions and fees payable under this Agreement. In addition to a deduction from commissions and fees the Company may take such other actions to recover or collect such indebtedness as it deems appropriate. To the extent the Company takes legal action to recover such indebtedness, it may recover attorney's fees, costs and expenses from the Career Agent.

7.   ASSIGNMENT OF COMMISSIONS


     This Agreement is not assignable unless authorized in writing by the Company.

8.   NON-WAIVER OF RIGHTS


     Neither failure by the Company to exercise any of its rights under this Agreement nor its failure to require the Career Agent to meet his or her obligations hereunder shall be deemed to be a waiver of such right or obligation and shall not in any way interfere with the ability of the Company to exercise such right or require compliance with such obligation either prior to or after termination of this Agreement.

9.   ACCOUNTS AND RECORDS


     The Company has a proprietary interest in any books, accounts, computer and/or other records, documents, policy record cards, applications, vouchers, letters, written correspondence with policyholders and the Company, and all other items provided by the Company, and relating to or connected with the business of the Company or a subsidiary Company, and such accounts and records are the property of the Company. Upon termination of this Agreement by either party, for any reason, the Career Agent agrees to return immediately to the Company all accounts and records as defined above. The Career Agent shall at all times, up to and including the return of said accounts and records to the Company, preserve and protect the confidentiality of such accounts, records and other items. The Career Agent's breach of this confidentiality by releasing any information contained in said accounts, records and other items to other than the client, the client's advisors, or persons specifically authorized by the Company, shall be deemed a violation of this Agreement.

10.  CAREER SERVICE PERIOD


     "Career Service Period" as used in this Agreement means the aggregate continuous uninterrupted period during which the Career Agent has been under this Agreement and any previous Career Agreement or Career Agreements with the Company or any General Agent's Agreement with the Company or any Agency Manager's Agreement with the Company.

11.  PRIOR AGREEMENTS


     All previous or existing Special Agent's Career Agreements, whether oral or written, between the Career Agent and the Company are hereby terminated. If immediately prior to the execution of the Agreement the Career Agent was under an Agreement that conditioned fees or commissions upon the continuance of such Agreement, this Agreement so long as it shall remain in force shall be considered a continuation of the former Agreement solely for the purpose of determining the commissions and fees payable under the former Agreement.

12.  CHANGE IN AGREEMENT


     The Company reserves the right to unilaterally amend, modify or change this Agreement, including any of the applicable commission schedules or the Supplement, in any manner at any time in the future, provided, however, that any amendment, modification or change in commissions or fees shall apply only to policies or contracts issued by the Company after the effective date of such change.

13.  TERMINATION OF AGREEMENT


     This Agreement shall terminate:

     (a) At any time for any reason whatsoever, with or without cause, by either the Company or the Career Agent giving to the other party written notice delivered in person or sent by ordinary mail to the party's last known address.

     (b)    Immediately upon the death of the Career Agent.

     (c) Immediately and without written notice if the Company determines that the Career Agent has committed any fraudulent, dishonest or illegal act or has misappropriated or withheld funds. The date of such termination shall coincide with the date of the violation or act giving rise to termination. After such termination, no further commissions or fees shall be paid to the Career Agent under the Agreement.

14.  MANDATORY TERMINATION


     In addition to and without limitation to the Company's and the Career Agent's rights set forth in paragraph 13(a) above to terminate this Agreement for any reason at any time, this Agreement shall automatically terminate without notice at the end of any calendar year during which the Career Agent fails to meet the earnings requirement described in the then current Supplement to this Agreement.

     In the event that the Career Agent should become totally disabled, as described below, the earnings requirement set forth in the Supplement will be reduced by one-twelfth (1/12) for every full month such disability continues during the calendar year. For purposes of this paragraph, the Company in its discretion, shall make the sole and final determination of whether the Career Agent is totally disabled, and when such disability, if any, begins and ends.

15.  PROHIBITED ACTIVITY


     For one year after termination of this Agreement, the Career Agent shall not directly or indirectly advise, induce, or solicit any policyholder of the Company to lapse, cancel, or replace any policy or contract of the Company or borrow values from any policy or contract of the Company to pay any premium on a policy of another Company. In the event the Career Agent violates this provision, the Career Agent agrees that the Company may pursue all remedies, legal or equitable, including injunction, to enforce compliance with this provision and the Career Agent shall be responsible for the payment of any legal fees.

16.  MISCELLANEOUS


     The term "Agreement" as used herein, refers to this Special Agent's Career Agreement, the applicable Supplement and commission schedules.

17.  SEVERABILITY


     If any provision of the Agreement is found to be illegal or otherwise unenforceable, the remainder of this Agreement shall not be affected and shall remain fully enforceable.

18.  ACKNOWLEDGEMENT


     By executing this Agreement, the Career Agent acknowledges that he or she has read it in its entirety and is in agreement with the terms and conditions outlining the rights of the Company and the Career Agent under this Agreement.

PROVIDENT MUTUAL LIFE INSURANCE COMPANY

By ______________________________              _________________________________
                                                        Career Agent

                                       -A-

                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                 SUPPLEMENT TO SPECIAL AGENT'S CAREER AGREEMENT

This Supplement is attached and hereby incorporated into the Special Agent's Career Agreement, hereinafter called the Agreement, and is subject to all of the terms and conditions contained in the Agreement.

This Supplement may be unilaterally amended, modified or changed by the Company at any time in the future pursuant to paragraph 12 of the Agreement and will be reviewed annually; therefore, the current supplement must be consulted for accurate information.

1. Commissions on Individual Life and Health Insurance Policies and Annuity Contracts.

         Subject to all of the provisions of the Agreement, the Company will pay to the Career Agent on premiums covering individual life and health insurance policies and annuity contracts issued during the continuance of the Agreement, when and as said premiums become due and are actually paid in cash to the Company, first year commissions and renewal commissions at the rates set forth in the commission schedules but subject to the following conditions:

         (a) While the Agreement is in effect, commissions will be paid only for policy years 1 to 10 inclusive.

         (b) In the event the Agreement is terminated by reason of the death of the Career Agent, commissions will be paid only for policy years 1 to 10 inclusive.

         (c) In the event the Agreement is terminated for reasons other than the death of the Career Agent, commissions will be paid according to the number of completed years of service by the Career Agent in the career service period at the time of such termination, determined as follows:

                  (i) Less than 5 years of career service after the date of January 1, 1998 - commissions for the first policy year only.

                  (ii) 5 years of career service after the date of January 1, 1998 but less than 15 years of career service -- commissions for policy years 1 to 10 inclusive will be at the rate in the commission schedules, except that in the case of OptionsPlus and Survivor OptionsPlus commissions for policy years 2 to 10 inclusive on Target Premiums and Asset Based Commissions will be at the Level B rates.

                  (iii) 15 or more years of career service - commissions for policy years 1 to 10 inclusive at the rate in the commission schedules.

2. Fees on Individual Life Insurance Policies

         (a)      Formula Fees Applicable to the Fourth through Tenth Years.

                  Subject to all of the provisions of the Agreement, the Company will pay to the Career Agent formula fees at the rates and in the manner set forth in this section 2(a).

                  Definitions - for the purpose of computing and paying the fees in this section 2(a), the following definitions will apply.

                  "Policies" means all individual life insurance policies (exclusive of all annuity contracts) issued while the Agreement is in effect except single premium and flexible premium variable life policies and policies in the employee benefit series issued on a one-year term plan.

                  "Block of policies" means all "policies" with policy dates which occur in the same calendar year.

                  "Formula fee rate" means the rate at which formula fees will be computed on each "block of policies."

                  "Formula fee" means the amount to be paid on each "block of policies" for the calendar quarter.


                                       -B-

Computation of the Formula Fee Rate

The Company will compute a formula fee rate applicable to each block of policies as follows:

(1) Determine on an annual premium basis the amount of first year commissions applicable to all policies in such block. For purposes of this determination, first year commissions on actual premiums paid during the first policy year up to the target premium for flexible premium variable life policies will be included.

(2) Determine a 25 month persistency rate for all policies in such block by dividing the amount of first year commissions determined in accordance with (1) above into that portion of such amount of first year commissions that is represented by policies with respect to which premiums have been paid for the full first 25 policy months. Flexible premium variable life policies will not be included in determining the persistency rate.

(3) From Table A below, determine the Quantity Factor applicable to the amount of first year commissions determined in accordance with (1) above. The amounts listed in Table A below are applicable for policies with policy dates which occur in 1998. The Table A amounts will be revised on an annual basis.

(4) From Table B below, determine the Persistency Factor applicable to the 25 month persistency rate determined in accordance with (2) above.

(5) Multiply the Quantity Factor determined in accordance with (3) above by the Persistency Factor determined in accordance with (4) above; the product is the formula fee rate for such block of policies.

                                    Table A

First Year Commissions on
an Annual Premium Basis                                          Quantity Factor
Less than $24,000........................................................ 0%
$24,000 to $38,999................................. {FYC minus $24,000} x 4%
                                                    -------------------
                                                    {      $15,000    }

$39,000 to $77,999........................      4% + {FYC minus $39,000 x 6%}
                                                     ------------------
                                                           {     $39,000    }

$78,000 and over........................................................ 10%

                                    Table B

25 Month Persistency Rate                                    Persistency Factor
 .92 and over............................................................ 100%
 .89 but less than .92...................................................  80%
 .86 but less than .89...................................................  60%
 .82 but less than .86...................................................  40%
 .80 but less than .82...................................................  10%
Below .80...............................................................   0%

The formula fee rate that is computed for each block of policies will remain constant with respect to the computation of the formula fees to be paid thereafter on such block of policies.

Computation of Formula Fees

A formula fee will be computed for each block of policies with respect to premiums due during the fourth through the tenth policy years. Once each calendar quarter, the Company will compute the formula fee for each block of policies by multiplying the annual premium for all policies in such block in force at the end of the preceding calendar quarter by the formula fee rate for such block of policies. The total amount of formula fees to be paid for each calendar quarter will be one-fourth (1/4) of the sum of the fees computed as described herein for each block of policies for the preceding calendar quarter. Premiums on flexible premium variable life policies will not be included in the computation of formula fees.


                                       -C-

                  Payment of Formula Fees

                  The Company will pay quarterly formula fees as computed above to the Career Agent. Formula fee payments shall cease with the last payment preceding the termination of the Agreement, except that

                  (i) If the Agreement at the end of the career service period is terminated by reason of the death of the Career Agent, formula fee payments will be continued only if the Career Agent has at least 20 years of continuous service during the career service period, and

                  (ii) If the Agreement at the end of the career service period is terminated for any reason other than the death of the Career Agent and if the Career Agent has attained age 55, has at least 10 years of continuous service during the career service period and the sum of the Career Agent's attained age plus years of service during the career service period equals or exceeds 75, formula fee payments will be continued to the Career Agent during the Career Agent's remaining lifetime as calculated in paragraph 2(a), such payments ceasing with the last payment preceding the death of the Career Agent.

         (b)      Uniform Fees Applicable to the Eleventh and Subsequent Policy
                  Years.

                  The uniform fees described in this section 2(b) are payable in addition to any formula fees that may be payable as provided in section 2(a). Once each calendar year, the Company will determine the premiums covering policy year 11 and all subsequent policy years expected to be paid during the next calendar year on individual life insurance policies (exclusive of all annuity contracts) issued during the career service period. At quarterly intervals during the Agreement, the Company will pay to the Career Agent a sum equal to 3/4 of 1% of the aggregate premiums so determined, such payments ceasing with the last payment preceding the termination of the Agreement.

         (c)      General Provisions Applicable to the Formula Fees described in section 2(a) above and to the Uniform Fees described in
                  section 2(b) above.

                  All computations, determinations, estimates and the bases thereof used in computing the rates and amounts of all fees and the manner of all payments and dates on which all payments shall be made, shall be determined from time to time by the Company in its sole discretion, which determination shall be final. No fees will be paid following the termination of the Agreement except as herein expressly provided.

3        Career Agent Earnings Requirement

         (a) In order to maintain the Career Agreement, the Career Agent must receive in each full calendar year at least $20,000 in compensation on policies, contracts or other products produced by the Career Agent in the Company or in any of its subsidiary companies as are specifically authorized by the Company, in accordance with the following limitations:

                  (i) The Career Agent must receive at least $17,000 in supervisory compensation or first year cash commissions on Provident Mutual Life Insurance Company individual life policies.

                  (ii) For purposes of the earnings requirement only, one-eighth of the first year compensation the Career Agent receives on the sale of Provident Mutual Life Insurance Company annuity contracts, Providentmutual Life and Annuity Company of America policies or contracts and/or products offered by 1717 Capital Management Company, up to a maximum of $24,000 of compensation per year, may be counted. Such compensation is not counted for any other purpose, including but not limited to eligibility for group insurance.

                  (iii) If the Career Agent is contracted prior to June 1, the earnings requirement will be pro-rated; pro-rating is calculated on a semi-monthly basis. If the Career Agent is contracted on or after June 1, the Career Agent will not be subject to an earnings requirement during the year of contracting, and commissions received during that year will not count toward the following year's earning requirement. Notwithstanding the foregoing, a Career Agent who previously had a Career Agreement with the Company will be subject to a pro-rated earnings requirement during the year of recontracting, regardless of the date of recontracting.


                                       -D-

         (b) This earnings requirement shall not apply in any calendar year in which the Career Agent has completed at least 10 years of continuous service during the career service period and the sum of the Career Agent's attained age plus years of service during the career service period equals or exceeds 75.

         (c) The Career Agent may maintain the Career Agreement without meeting the earnings requirement if:

                  (i) The Career Agent has completed at least five years of continuous service during the career service period; and

                  (ii) The Career Agent has met the earnings requirement in each of the last four years; and

                  (iii) The Career Agent has received in the current year sufficient first year cash commissions on Provident Mutual Life Insurance Company individual life policies to satisfy at least fifty percent of the current year's earnings requirement; and

                  (iv) One-fifth of the aggregate first year cash commissions on Provident Mutual Life Insurance Company individual life policies received by the Career Agent in the current year and four prior years equals or exceeds the current year's earnings requirement.

                  Career Agents who maintain the Career Agreement in this fashion must pay the full cost of group insurance coverage in the following year.

4. The Company rules, policies and directives to which the Career Agent is required to conform pursuant to Paragraph 1(f) of the Special Agent's Career Agreement hereafter also include the Principles of Ethical Market Conduct, as adopted by the Insurance Marketplace Standards Association (IMSA). The Company and its subsidiaries subscribe to the Principles of Ethical Market Conduct and the Code of Ethical Market Conduct in all matters affecting the sale of individually-sold life insurance and annuity products. Currently, these Principles of Ethical Market Conduct are:

         (1) To conduct business according to high standards of honesty and fairness, and to render that service to its customers which, in the same circumstances, it would apply to or demand for itself.

         (2)      To provide competent and customer-focused sales and service.

         (3)      To engage in active and fair competition.

         (4) To provide advertising and sales materials that are clear as to purpose, and honest and fair as to content.

         (5) To provide for fair and expeditious handling of customer complaints and disputes.

         (6) To maintain a system of supervision and review that is reasonably designed to achieve compliance with these Principles of Ethical Market Conduct.

                  Effective Date: December 16, 1997

                                                      PROVIDENT MUTUAL LIFE
                                                         INSURANCE COMPANY

                                                        /s/ Robert W. Kloss
                                                      -----------------------
                                                           President and
                                                      Chief Operating Officer